Nevada Gold Pays Annual Device Fee with Loan from Wells Fargo

HOUSTON, July 3, 2012 – Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) (“the Company”) today announced the Company’s wholly-owned subsidiary, A.G. Trucano, Son & Grandsons, Inc. (“AG Trucano”) entered into a $1.7 million revolving loan with Wells Fargo Gaming Capital, LLC, an affiliate of Wells Fargo Bank, N.A. The proceeds from the loan were used for an annual device registration fee due by AG Trucano each year to the South Dakota Commission on Gaming (“SDCG”), in the amount of $2,000 per slot machine. Since the SDCG requires the entire fee to be paid in advance, AG Trucano has historically been required to finance this obligation with a short term loan. The loan from Wells Fargo represents a continuation of that practice.

“We continue to be excited about the AG Trucano acquisition we closed early this year and believe that it is a very attractive opportunity for the Company,” said Robert Sturges, CEO of Nevada Gold. “We are also pleased with the support that the Company continues to receive from a financial institution with the stature of Wells Fargo.”

About Nevada Gold

Nevada Gold & Casinos, Inc. (NYSE MKT: UWN) of Houston, Texas is a developer, owner and operator of 10 gaming operations in Washington and a slot route operation in Deadwood, South Dakota. The following properties are wholly-owned and operated by Nevada Gold: Crazy Moose Casinos in Pasco and Mountlake Terrace, Washington, Coyote Bob’s Roadhouse Casino in Kennewick, Washington, the Silver Dollar Casinos in SeaTac, Bothell and Renton, Washington, the Club Hollywood Casino in Shoreline, Washington, the Royal Casino in Everett, Washington, the Red Dragon Casino in Mountlake Terrace, Washington, the Golden Nugget Casino in Tukwila, Washington and the AG Trucano slot route operation in Deadwood, South Dakota. The Company has an interest in Buena Vista Development Company, LLC which is working with the Buena Vista Rancheria of Me-Wuk Indians on a Native American casino project to be developed in the city of Ione, California. For more information, visit www.nevadagold.com.

Contacts:

Nevada Gold & Casinos, Inc.

Robert B. Sturges, CEO or Jim Kohn, CFO

(713) 621-2245

ICR

Don Duffy

(203) 682-8200